UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Lindsay C. O'Reilly

Stefanie Tsen Ward

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”).

Item 1: On August 20, 2026, DGB Investment issued the following press release:

Doug Bergeron Comments on Latest Self-Serving Tactics by Ethan Allen Board

Special Dividend Represents a Desperate Maneuver that Does Nothing to Address the Governance, Leadership, Strategy, and Execution Failures Plaguing the Company

Shrinking of Board Further Consolidates Power Under Chairman and CEO Farooq Kathwari, Who Has Led the Company for 38 Years

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a beneficial owner of 5.0% of the outstanding common stock of Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETD), today issued the following statement in response to the Company's August 19, 2026 announcement declaring a $3.00 per share special cash dividend:

“Ethan Allen's August 19 announcement should be seen for what it is: a transparent attempt to deflect attention from mounting calls for change ahead of a contested election. It is an all too familiar tactic used by struggling boards facing a credible alternative slate. To be clear, a rash and reactive special dividend does not reflect a ‘disciplined approach to capital allocation.’ In Ethan Allen’s case, it reflects a rudderless company seeking to distract shareholders from the substantive issues at hand.

“Incredibly, the Company doubled down on a strategy that simply has not worked – reaffirming its track record of underinvesting in the business and its woefully inadequate marketing and digital capabilities. It is in these precise areas that Ethan Allen is so desperately in need of change. Ethan Allen has failed to effectively deploy its financial resources behind a program of brand investment, customer acquisition, store modernization, and omnichannel execution. Shareholders should put the Company’s claims of 13% increases in marketing spend in each of the past two years in context. Those increases are measured off of a historically depressed base following years of underinvestment. Even after recent increases, reported advertising spend remains below every year from 2006 through 2021, and is roughly half the level of premium furniture peers as a percentage of sales.

“Moreover, the Company repeatedly references its commitment to ‘disciplined growth,’ despite the fact that revenue, operating income, workforce, and enterprise value have all declined materially over the last two decades. The Company also points to a product assortment that has nearly doubled over five years while revenue has declined materially over the same period; $59 million of five-year capital investment that has not translated into growth; and a number of “new” design centers that appear to be little more than relocations. The fact is, Ethan Allen has managed to lose market share in a growing premium home furnishings category while competitors have built multibillion-dollar platforms.

“The Company continues to lack a credible succession plan for Chairman and CEO Farooq Kathwari, who has led the Company for 38 years despite a track record of chronic underperformance. Instead, Farooq, who beneficially owns approximately 8.4% of the Company's outstanding shares, the overwhelming majority of which he accumulated through compensation grants rather than open market purchases, stands to collect, together with his family and related entities, more than $6 million from this special dividend alone.

“A skeptical investor might reasonably ask whether the Company’s substantial cash generation can be used to build long-term value – or simply distributed while the underlying business continues to shrink. I, along with my fellow director nominees, believe Ethan Allen can do the former – reinvest in the business, reignite profitable growth, and restore this exceptional brand to the leadership position it should occupy.”

Just yesterday – two weeks after Mr. Bergeron nominated director candidates, and only upon direct inquiry – did the Company’s counsel privately advise Mr. Bergeron’s counsel that Ethan Allen’s Board of Directors (the “Board”) had purportedly reduced its size from six to five directors in January 2026. Regardless of when this decision was actually made, it is extremely telling.

“The decision to shrink the Board to just four independent directors is particularly difficult to reconcile with the need for greater accountability and fresh operating expertise. None of the remaining independent directors have meaningful experience in retail, furniture, luxury goods, or e-commerce – capabilities we believe are critical to reinvigorating Ethan Allen. At a moment when improved governance and relevant operating expertise are desperately needed, the Board has chosen to become smaller rather than stronger. Clearly for Farooq, less governance is the best governance.

“We believe there is a better path forward. I invested in Ethan Allen because I believe, with the right board and the right strategy, the Company can restore profitable growth and unlock the full value of an iconic American brand. I have nominated a slate of highly qualified director candidates with complementary experience in modern retail, brand revitalization, digital and omnichannel execution, home furnishings, financial oversight, and capital allocation. Together, we are prepared to govern and drive the changes we believe are necessary to revitalize Ethan Allen and reignite growth at the Company.”

For more information on Mr. Bergeron’s campaign, including the case for change and nominee biographies, shareholders are encouraged to visit www.EthanAllenGrowth.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DGB Investment, Inc. (“DGB Investment”) and Douglas G. Bergeron, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB Investment’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation (“ETD” or the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are expected to be DGB Investment, Douglas Bergeron Qualified Personal Residence Trust (the “Residence Trust”), Bergeron Nieces and Nephews Trust (the “Nieces and Nephews Trust”), Douglas G. Bergeron, Anna Brockway, Kristine E. Miller, Stephen Oblak, Lindsay C. O'Reilly and Stefanie Tsen Ward.

As of the date hereof, DGB Investment directly beneficially owns 1,050,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), including 275,000 shares of Common Stock underlying certain American-style call options that are currently exercisable. As of the date hereof, the Residence Trust directly beneficially owns 90,000 shares of Common Stock. As of the date hereof, the Nieces and Nephews Trust directly beneficially owns 135,000 shares of Common Stock. Mr. Bergeron, as President and sole stockholder of DGB Investment and as trust advisor for each of the Residence Trust and the Nieces and Nephews Trust, may be deemed to beneficially own the 1,275,000 shares of Common Stock directly beneficially owned in the aggregate by DGB Investment, the Residence Trust and the Nieces and Nephews Trust. As of the date hereof, Mses. Brockway, Miller, O’Reilly and Ward and Mr. Oblak do not beneficially own any shares of Common Stock.

CONTACTS

Media Contact:

DGB@gasthalter.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners

(877) 285-5990

info@okapipartners.com

Item 2: Also on August 20, 2026, DGB Investment posted the following material to www.EthanAllenGrowth.com: